UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

_________________

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 10, 2004
(Date of earliest event reported)

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
(Exact Name of Registrant as specified in charter)

          Delaware                                                            000-26749                                                       11-2581812
         (State or other                                                 (Commission                                           (I.R.S. Employer
 Jurisdiction of Incorporation)                                 File Number)                                    Identification Number)

26 Harbor Park Drive, Port Washington, New York 11050
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code (516) 626-0007

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

        Item 1.01      Entry into a Material Definitive Agreement.

        On December 10, 2004 Registrant entered into a commitment letter (the "Commitment Letter") with JPMorgan Chase Bank, N.A. ("JPMorgan") for a new, cash flow based, line of credit. The new facility is to replace the existing $40 million asset based line of credit from HFG Healthco-4 LLC, which is scheduled to terminate January 28, 2005. Pursuant to the Commitment Letter, the size of the credit facility will be $65 million. Subject to certain conditions, JPMorgan has proposed to arrange an additional $35 million credit facility. The new line is to mature on January 28, 2010. The Commitment Letter also provides that Registrant will have the choice of a LIBOR-based rate or a rate based on JPMorgan's prime rate. This would result in an initial reduction in the interest rate payable relative to its existing line of credit on amounts borrowed of 0.65% per annum. JPMorgan's commitment to provide the credit facility described above pursuant to the Commitment Letter is subject to certain conditions to closing. No assurance can be given that the conditions to closing will be satisfied.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2004

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. By: /s/ Stuart F. Fleischer —————————————— Stuart F. Fleischer Chief Financial Officer